Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-47760, 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-66650, 333-109043, 333-132523 and 333-132526 on Forms S-8 of our report dated March 11, 2007, relating to the financial statements and financial statement schedule of GSI Commerce, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006) and our report dated March 11, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GSI Commerce, Inc. for the year ended December 30, 2006.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 11, 2007